                                                                     Exhibit 2.1

                                                                  EXECUTION COPY








                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           STELLAR TECHNOLOGIES, INC.

                                       AND

                                   SVEN JAMES












                                  JULY 14, 2004

                                TABLE OF CONTENTS


ARTICLE I:  THE PURCHASE AND SALE.................................................................................1
         1.1......Purchase and Sale of the Shares.................................................................1
         1.2......Purchase Price..................................................................................1
         1.3......Allocation of Purchase Price....................................................................2

ARTICLE II:  THE CLOSING..........................................................................................2
         2.1......Closing Date....................................................................................2
         2.2......Closing Stock Purchase..........................................................................2

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF SELLER............................................................3
         3.1......Organization and Qualification..................................................................4
         3.2......Validity and Effect of Agreement................................................................4
         3.3......No Conflict; Required Filings and Consents......................................................4
         3.4......Capitalization..................................................................................4
         3.5(a)...Financial Statements............................................................................5
         3.5(b)...Exceptions to Closing Date Financial Statements.................................................5
         3.6......Title to the Shares.............................................................................6
         3.7......Properties and Assets...........................................................................6
         3.8......Intellectual Property...........................................................................6
         3.9......No Undisclosed Liabilities......................................................................7
         3.10.....Litigation......................................................................................7
         3.11.....Taxes...........................................................................................8
         3.12.....Insurance.......................................................................................8
         3.13.....Compliance......................................................................................8
         3.14.....Material Contracts..............................................................................9
         3.15.....Labor Relations.................................................................................9
         3.16.....Environmental Matters...........................................................................9
         3.17.....Employee Benefit Matters.......................................................................10
         3.18.....Absence of Certain Changes or Events...........................................................10
         3.19.....Related Party Transactions.....................................................................11
         3.20.....Investment Intent..............................................................................11
         3.21.....Brokers and Finders Fees.......................................................................12
         3.22     Credit Card Debt...............................................................................12

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................12
         4.1......Organization and Qualification.................................................................12
         4.2......Authorization; Validity and Effect of Agreement................................................12
         4.3......No Conflict; Required Filings and Consents.....................................................13
         4.4......Investment Intent..............................................................................13
         4.5......Brokers and Finders............................................................................13

ARTICLE V:  CERTAIN COVENANTS....................................................................................14
         5.1......Conduct of Business by CompuSven...............................................................14
         5.2......Access to Information..........................................................................15
         5.3......Confidentiality; No Solicitation...............................................................15
         5.4......Best Efforts; Consents.........................................................................16
         5.5......Further Assurances.............................................................................17
         5.6......Public Announcements...........................................................................17
         5.7......Notification of Certain Matters................................................................17
         5.8......Financial Statements...........................................................................17
         5.9......Prohibition on Trading in Company Securities...................................................17
         5.10.....Tax Matters....................................................................................18
         5.11.....Schedules and Exhibits.........................................................................20
         5.12     Indemnification for Credit Card Debt...........................................................19

ARTICLE VI:  CONDITIONS TO CONSUMMATION OF the stock purchase....................................................20
         6.1......Conditions to Obligations of Seller............................................................20
         6.2......Conditions to Obligations of the Company.......................................................20
         6.3......Other Conditions to Obligations of the Company and CompuSven...................................21

ARTICLE VII:  INDEMNIFICATION....................................................................................22
         7.1......Indemnification by Seller......................................................................22
         7.2......Indemnification Procedures for Third-Party Claim...............................................22
         7.3......Indemnification Procedures for Non-Third Party Claims..........................................24
         7.4......Limitations on Indemnification.................................................................24
         7.5......Exclusive Remedy...............................................................................24

ARTICLE VIII:  TERMINATION.......................................................................................25
         8.1......Termination....................................................................................25
         8.2......Procedure and Effect of Termination............................................................25

ARTICLE IX:  MISCELLANEOUS.......................................................................................26
         9.1......Entire Agreement...............................................................................26
         9.2......Amendment and Modifications....................................................................26
         9.3......Extensions and Waivers.........................................................................26
         9.4......Successors and Assigns.........................................................................26
         9.5......Survival of Representations, Warranties and Covenants..........................................27
         9.6......Headings; Definitions..........................................................................27
         9.7......Severability...................................................................................27
         9.8......Specific Performance...........................................................................27
         9.9......Expenses.......................................................................................27
         9.10.....Notices........................................................................................27
         9.11.....Governing Law..................................................................................28
         9.12.....Arbitration....................................................................................28
         9.13.....Counterparts...................................................................................28
         9.14.....Certain Definitions............................................................................29

                                       ii

                                    EXHIBITS

3.1               Articles of Incorporation and Bylaws

3.5(a)            Financial Statements

3.5(b)            Closing Date Financial Statements

3.11              IRS S Corporation Acceptance Letter

6.2(d)            Form of Investment Representation Letter

6.2(e)            Form of General Release of CompuSven

6.2(f)            Form of Release and Termination Agreement

6.2(g)            Form of Assignment

6.2(h)            Form of Waiver

6.3(a)            Form of Employment Agreement

                                    SCHEDULES

1.2(a)            Commissions

1.3               Allocation of Purchase Price

3.5(a)            Exceptions to Financial Statements

3.5(b)            Exceptions to Closing Date Financial Statements

3.7               Real Property

3.8               Intellectual Property

3.9               Undisclosed Liabilities

3.10              Litigation

3.12              Insurance

3.13              Exceptions to Compliance With Laws

3.14              Material Contracts

3.15              Exceptions to Labor Relations

3.18              Certain Changes or Events

3.19              Related Party Transactions

3.22              Credit Card Debt

5.1               Exceptions to Conduct of Business

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into this 14th day of July, 2004, by and between STELLAR TECHNOLOGIES, INC. a Colorado corporation (the "Company"), and SVEN JAMES ("Seller").


                                    RECITALS

         WHEREAS, Seller owns 100% of the issued and outstanding shares of common stock, $1.00 par value per share (the "Shares"), of CompuSven, Inc., a Florida corporation ("CompuSven"); and

         WHEREAS, the Company wishes to purchase from Seller, and Seller wishes to sell to the Company, the Shares (together with all other transactions contemplated herein, the "Stock Purchase"); and

         WHEREAS, the Board of Directors of the Company has approved, and deems it advisable and in the best interests of the Company and its stockholders to consummate, the Stock Purchase upon the terms and subject to the conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I


                              THE PURCHASE AND SALE

         1.1      PURCHASE AND SALE OF THE SHARES.

                  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to the Company, and the Company shall purchase from Seller, all of the Shares.

         1.2      PURCHASE PRICE.

                  The aggregate consideration for the Shares shall consist of the following (the "Purchase Price"):

                  (a) $889,985, less commissions payable to Email Technologies, Inc., a Florida corporation ("Email Technologies"), on account of or with respect to all unpaid invoices due and owing to CompuSven that are outstanding as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date, such commissions (the "Commissions") to be set forth on Schedule 1.2(a) (the "Cash Consideration");

                   (b) That number of shares (the "Company Shares") of common stock, $.001 par value per share, of the Company ("Common Stock") equivalent in value to $150,000 based on the closing price of the Common Stock on the OTC Bulletin Board on the business day immediately preceding the Closing.

On or before the date that is ten days prior to the Closing, Seller shall deliver to Buyer a statement setting forth the amounts estimated in good faith by Seller to be the amount of the Commissions and Liabilities, if any, as of the Closing Date.

         1.3      ALLOCATION OF PURCHASE PRICE.

                  The Purchase Price shall be allocated between Seller and Email Technologies as set forth on Schedule 1.3.


                                   ARTICLE II

                                   THE CLOSING

         2.1      CLOSING DATE.

                  The closing of the Stock Purchase (the "Closing") shall take place at a time and on a date to be specified by the parties (the "Closing Date") at the offices of Cheffy, Passidomo, Wilson & Johnson, LLP, counsel to Seller, at 821 Fifth Avenue South, Suite 201, Naples, Florida 34102, or at such other place as may be mutually agreed upon in writing by the parties hereto.

         2.2      CLOSING STOCK PURCHASE.

                  (a) At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                           (i) Seller shall deliver or cause to be delivered to
the Company the following
documents and/or shall take the following actions:

                               (A) stock certificates evidencing all of the
Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank (or other duly executed instruments of transfer), and with all required stock transfer tax stamps affixed thereto;

                               (B) the certificate described in Section 6.2(c);

                               (C) the investment letter described in Section
6.2(d);

                               (D) the general release described in Section
6.2(e);

                               (E) the release and termination agreement
described in Section 6.2(f);

                               (F) the assignment described in Section 6.2(g);

                               (G) the waiver described in Section 6.2(h);

                               (H) a certificate of good standing from the
Secretary of State of the State of Florida, dated at or about the Closing Date, to the effect that CompuSven is in good standing under the laws of said state;

                               (I) articles of incorporation of CompuSven
certified by the Secretary of State of the State of Florida at or about the Closing Date and bylaws of CompuSven certified by the Secretary of CompuSven at or about the Closing Date; and

                               (J) resignations of the members of the board of
directors and officers of CompuSven as requested by the Company in writing; and


                  (ii) The Company shall deliver or cause to be delivered to CompuSven the following documents and/or shall take the following actions:

                               (A) the Cash Consideration set forth in Section
1.2(a) by wire transfer of immediately available funds to the Seller and Email Technologies to the accounts and in the amounts set forth on Schedule 1.3.

                               (B) stock certificates evidencing all of the
Company Shares in the names and in the numbers specified in Schedule 1.3;

                               (C) the certificate described in Section 6.1(c);

                               (D) a certificate of good standing from the
Secretary of State of the State of Colorado, dated at or about the Closing Date, to the effect that the Company is in good standing under the laws of said state;

                               (E) articles of incorporation of the Company and
bylaws of the Company certified by the President of the Company at or about the Closing Date; and

                               (F) resolutions of the board of directors of the
Company dated at or about the Closing Date authorizing the Stock Purchase, certified by the President of the Company.

                  (b) Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Agreement.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby makes the following representations and warranties to the Company.

         3.1      ORGANIZATION AND QUALIFICATION.

                  CompuSven is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the company power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. CompuSven is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. CompuSven has no subsidiaries. True, correct and complete copies of the articles of incorporation and bylaws of CompuSven, as amended to date, are attached hereto as Exhibit 3.1.

         3.2      VALIDITY AND EFFECT OF AGREEMENT.

                  This Agreement has been duly and validly executed and delivered by Seller and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Seller, enforceable against him in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         3.3      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of his obligations hereunder, nor the consummation of the Stock Purchase, will: (i) conflict with CompuSven's articles of incorporation or bylaws; (ii) violate any statute, law, ordinance, rule or regulation applicable to Seller or CompuSven or any of the properties or assets of CompuSven; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of CompuSven under, or result in the creation or imposition of any Liens upon any properties, assets or business of CompuSven under, any Material Contract or any order, judgment or decree to which CompuSven is a party or by which CompuSven or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and
(iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

         3.4      CAPITALIZATION.

                  The authorized capital stock of CompuSven consists of 10,000 shares of common stock, $1.00 par value per share ("CompuSven Common Stock"), of which 100 shares (the "Shares") are issued and outstanding. The Shares represent all of the outstanding equity interests in CompuSven, and all of the Shares have been validly issued and are fully paid and nonassessable. Except for this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares, any other shares of CompuSven Common Stock or any other equity interest in CompuSven. There are no voting trusts or other agreements or understandings to which Seller or CompuSven is a party with respect to the voting of the Shares, and there is no indebtedness of Seller having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding stock obligations of any Person to repurchase, redeem or otherwise acquire the Shares.

         3.5      FINANCIAL STATEMENTS.

                  (a) Attached hereto as Exhibit 3.5(a) are true and complete copies of CompuSven's balance sheet at December 31, 2003 and 2002, and income statement and statement of cash flows for the periods then ended, all compiled by an independent accountant, and balance sheet at June 30, 2004 and income statement and statement of cash flows for the three month period then ended (the "Financial Statements"). Except as set forth on Schedule 3.5(a), the Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of CompuSven at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The Financial Statements have been prepared from and in accordance with the books and records of CompuSven.

                  (b) Attached hereto as Exhibit 3.5(b) are true and complete copies of CompuSven's balance sheet at the Closing Date, and income statement and statement of cash flows for the interim period then ended (the "Closing Date Financial Statements"). Except as set forth on Schedule 3.5(b), the Closing Date Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of CompuSven at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The Closing Date Financial Statements have been prepared from and in accordance with the books and records of CompuSven.

         3.6      TITLE TO THE SHARES.

                  Seller has good and marketable title to the Shares, and the Shares are owned of record and beneficially by Seller, free and clear of any Liens. Except for this Agreement: (i) there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares; (ii) there are no voting trusts or other agreements or understandings to which Seller is a party with respect to the voting of any of the Shares; and (iii) there is no indebtedness of Seller issued and outstanding that has general voting rights with respect to any of the Shares. Except for this Agreement, there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire any of the Shares.

         3.7      PROPERTIES AND ASSETS.

                  CompuSven has good and marketable title to, valid leasehold interests in, or the legal right to use, and hold free and clear of all Liens and Encumbrances, all of the assets, properties and leasehold interests reflected in the Financial Statements or acquired in the ordinary course of business since the date of the Financial Statements (the "Assets"), except for those sold or otherwise disposed of since the date of the Financial Statements in the ordinary course of business consistent with past practice and not in violation of this Agreement. All Assets that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. CompuSven has delivered to the Company or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to all real property used in conducting the business of CompuSven to which CompuSven is a party (collectively, the "Real Property"), all of which are identified on Schedule
3.7. There are no pending or threatened condemnation proceedings relating to any of the Real Property. Except as set forth on Schedule 3.7, none of the real property improvements (including leasehold improvements), equipment and other Assets owned or used by CompuSven is subject to any commitment or other arrangement for their sale or use by any Affiliate of CompuSven or by third parties.

         3.8      INTELLECTUAL PROPERTY.

                  (a) Except as disclosed in Schedule 3.8, (i) CompuSven is the owner of the Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, or have sufficient rights to use such Intellectual Property under a valid and enforceable license or similar agreement, (ii) there are no agreements that restrict or limit the use of the Intellectual Property by CompuSven, and (iii) to the extent that the Intellectual Property owned or held by CompuSven is registered with the applicable authorities, record title to such Intellectual Property is registered or applied for in the name of CompuSven.

                  (b) CompuSven's rights to the Intellectual Property are valid and enforceable, and the Intellectual Property and the products and services of CompuSven do not infringe upon intellectual property rights of any person or entity in any country. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair CompuSven's rights to conduct its business after the Closing as it relates to the Intellectual Property.

                  (c) Seller and CompuSven have taken all reasonable and appropriate steps to protect the Intellectual Property and, where applicable, to preserve the confidentiality of the Intellectual Property.

                  (d) Neither Seller nor CompuSven has received any notice of claim that any of such Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim, infringement or conflict, whenever filed or threatened, currently exists.

                  (e) Neither Seller nor CompuSven has given any notice of infringement to any third party with respect to any of the Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

                  (f) The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Stock Purchase will not: (i) constitute a breach by Seller or CompuSven of any instrument or agreement governing any Intellectual Property owned by or licensed to CompuSven, (ii) pursuant to the terms of any license or agreement relating to any Intellectual Property, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Intellectual Property under the terms thereof, (iv) give rise to a right of forfeiture or termination of any Intellectual Property under the terms thereof, or (v) impair the right of the Company to make, have made, offer for sale, use, sell, export or license any Intellectual Property or portion thereof pursuant to the terms thereof.

         3.9      NO UNDISCLOSED LIABILITIES.

                  Except as disclosed in the Financial Statements or Schedule 3.9, CompuSven has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

         3.10     LITIGATION.

                  Except for the matters set forth in Schedule 3.10, there is no action, claim, suit, litigation, proceeding, or governmental investigation ("Action") instituted, pending or threatened against CompuSven that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against CompuSven, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

         3.11     TAXES.

                  (a) CompuSven has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and CompuSven timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise against CompuSven or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no Liens for Taxes upon the Assets.

                  (b) CompuSven is, and has for all taxable periods commencing on and after its incorporation, qualified to be, and with all required consents of its shareholders has validly elected to be, taxed as an "S corporation" within the meaning of Section 1361(a) of the Code and analogous state tax law. Such elections have never been terminated or revoked, are currently in effect, and will be in effect through such time as they terminate as a result of the Closing. Since such elections, CompuSven has not acquired assets with a carryover basis from a C corporation under the Code. The IRS letter of acceptance of CompuSven's S Corporation Election is attached hereto as Exhibit 3.11.

          3.12    INSURANCE.

                  Schedule 3.12 sets forth a list of all of CompuSven's key-man life insurance policies and other insurance policies material to the current and proposed business of CompuSven. CompuSven maintains insurance covering its assets, equipment, properties, and employees with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and CompuSven is in full compliance with the terms and conditions of such policies. CompuSven has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the consummation of the Stock Purchase. There is no claim by CompuSven pending under any of such policies as to which coverage has been questioned or denied.

         3.13     COMPLIANCE.

                  Except as disclosed on Schedule 3.13, CompuSven is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. CompuSven has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. CompuSven holds all permits, licenses and franchises from Governmental Entities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

         3.14     MATERIAL CONTRACTS.

                  Except as set forth in Schedule 3.14, CompuSven is not a party to or bound by any Material Contracts. The Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by CompuSven and as contemplated to be conducted. True, correct and complete copies of each Material Contract described and listed on Schedule 3.14 will be made available to the Company within ten (10) Business Days prior to the Closing. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither CompuSven, nor, to the best of its Knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Stock Purchase will not result in an impairment or termination of any of the rights of CompuSven under any Material Contract. None of the terms or provisions of any Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of CompuSven.

         3.15     LABOR RELATIONS.

                  Except as described on Schedule 3.15, as of the date of this Agreement (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of CompuSven; (ii) there are no unfair labor practice charges and/or complaints pending against CompuSven before the National Labor Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of CompuSven; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of CompuSven. As of the date of this Agreement, CompuSven is not a party to any collective bargaining agreements. There are no controversies pending or threatened between CompuSven and any of its employees, except for such controversies that would not be reasonably likely to have a Material Adverse Effect.

         3.16     ENVIRONMENTAL MATTERS.

                  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, CompuSven (i) has obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by CompuSven in connection with its business; (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with its business; (iii) has not received notice of any part or present violations of Environmental Laws in connection with its business, or of any spill, release, event, incident, condition or action or failure to act in connection with its business that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against CompuSven based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with CompuSven's business; and
(iv) has taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by CompuSven thereunder in connection with CompuSven's business.

         3.17     EMPLOYEE BENEFIT MATTERS.

                  CompuSven is not a party to, and has not since its inception been a party to, any Employee Benefit Plans, programs, arrangements or agreements, whether formal or informal, whether in writing or otherwise, with respect to which CompuSven has or may have any obligation or that are maintained, contributed to or sponsored by CompuSven or Seller for the benefit of any current or former director, officer or employee of CompuSven. CompuSven has no current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of CompuSven that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code and, except as contemplated by this Agreement, no employee or former employee of CompuSven will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Stock Purchase. CompuSven has no express or implied commitment to: (i) create, incur liability with respect to or cause to exist any Employee Benefit Plan, program, arrangement or agreement; or (ii) enter into any contract or agreement to provide compensation or benefits to any individual.

         3.18     ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except as set forth on Schedule 3.18 or as otherwise contemplated by this Agreement, since June 30, 2004, (i) there has been no change or development in, or effect on, CompuSven that has or could reasonably be expected to have a Material Adverse Effect, (ii) CompuSven has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of Assets other than in the ordinary course of business, (iii) CompuSven has not paid any dividends or distributed any Assets to any of its shareholders, (iv) CompuSven has not acquired any material amount of Assets except in the ordinary course of business, nor acquired or merged with any other business, (v) CompuSven has not waived or amended any of its material contractual rights except in the ordinary course of business, and (vi) CompuSven has not entered into any agreement to take any action described in clauses (i) through (v) above.

         3.19     RELATED PARTY TRANSACTIONS.

                  Except as set forth on Schedule 3.19 or as otherwise contemplated by this Agreement:

                  (a) There is no indebtedness between CompuSven, on the one hand, and any officer, director or Affiliate of CompuSven, on the other hand, other than usual and customary advances made in the ordinary course of business;

                  (b) No officer, director or Affiliate of CompuSven provides or causes to be provided any assets, services (other than services as an, officer, manager, director or employee) or facilities to CompuSven;

                  (c) CompuSven does not provide or cause to be provided any assets, services or facilities to any officer, director or Affiliate of CompuSven, other than as reasonably necessary for them to perform their duties as officers, directors or employees;

                  (d) Except as disclosed in this Agreement, CompuSven does not beneficially own, directly or indirectly, any investment in or issued by any officer, director or Affiliate of CompuSven; and

                  (e) No officer, director or Affiliate of CompuSven has any direct or indirect ownership interest in any Person with which CompuSven competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly traded company.

         3.20     INVESTMENT INTENT.

                  The Company Shares being acquired in connection with the Stock Purchase are being acquired for Seller's own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such Company Shares. Seller acknowledges and agrees that the Company Shares have not been registered under the Securities Act or under any state securities laws, and that the Company Shares may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities laws, except pursuant to an available exemption from such registration. Seller also acknowledges and agrees that neither the SEC nor any securities commission or other Governmental Authority has (a) approved the transfer of the Company Shares or passed upon or endorsed the merits of the transfer of the Company Shares, this Agreement or the Stock Purchase; or (b) confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement. Seller has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Company Shares, and Seller has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon the Company for legal or tax advice related to this investment. Seller is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

         3.21     BROKERS AND FINDERS FEES.

                  Neither CompuSven nor any of its officers, directors, employees or managers has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Stock Purchase for which CompuSven has or could have any liability.

         3.22     CREDIT CARD DEBT.

                  Attached hereto as Schedule 3.22, is a true, correct and complete list of all obligations of CompuSven under all credit cards issued to CompuSven for which Seller is either a co-obligor or guarantor (collectively "Credit Card Debt"). All of the Credit Card Debt was incurred by CompuSven in the ordinary course of its business, for the sole and exclusive benefit of CompuSven and are evidenced by an invoice or other written statement.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby makes the following representations and warranties to Seller:

         4.1      ORGANIZATION AND QUALIFICATION.

                  The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Company is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

         4.2      AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENT.

                  The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Stock Purchase. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the Stock Purchase have been duly authorized by its Board of Directors and all other necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Stock Purchase. This Agreement has been duly and validly executed and delivered by the Company and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         4.3      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  Neither the execution and delivery of the Agreement by the Company nor the performance by the Company of its obligations hereunder, nor the consummation of the Stock Purchase, will: (i) conflict with the Company's Articles of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of the properties or assets of the Company; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company, or result in the creation or imposition of any Lien upon any properties, assets or business of the Company under, any material contract or any order, judgment or decree to which the Company is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and
  (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

         4.4      INVESTMENT INTENT.

                  The Shares being acquired in connection with the Stock Purchase are being acquired for the Company's own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such Shares. The Company acknowledges and agrees that the Shares have not been registered under the Securities Act or under any state securities laws, and that the Shares may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities laws, except pursuant to an available exemption from such registration. The Company also acknowledges and agrees that neither the SEC nor any securities commission or other Governmental Authority has (a) approved the transfer of the Shares or passed upon or endorsed the merits of the transfer of the Shares, this Agreement or the Stock Purchase; or (b) confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement. The Company has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Shares, and the Company has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Seller for legal or tax advice related to this investment. The Company is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

         4.5      BROKERS AND FINDERS.

                  Neither the Company nor any of its officers, directors, employees or managers has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the Stock Purchase for which the Company has or could have any liability.

                                    ARTICLE V

                                CERTAIN COVENANTS

         5.1      CONDUCT OF BUSINESS BY COMPUSVEN.

                  (a) Except (i) as expressly permitted by this Agreement, (ii) as required by applicable law or any Material Contract to which CompuSven is a party, (iii) with the consent of the Company or (iv) as set forth on Schedule 5.1, during the period commencing with the date of this Agreement and continuing until the Closing Date, CompuSven shall conduct its business in all material respects in the ordinary and usual course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and keep available the services of its present officers and employees.

                  (b) Without limiting the generality of Section 5.1(a), except as contemplated by this Agreement, during the period commencing with the date of this Agreement and continuing until the Closing Date, CompuSven shall not:

                           (i) adopt or propose any change in its articles of
incorporation, bylaws, or other constitutional documents, except for changes which would not have an adverse impact on CompuSven;

                           (ii) engage in any of the following: (A) issue,
authorize or sell any securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any securities, (C) split, combine, reclassify or make any other change in its issued and outstanding securities, (D) redeem, purchase or otherwise acquire any of its securities, or (E) declare any dividend on its securities, or (F) make any Distribution with respect to its securities in excess of an aggregate amount of $30,000 per month (which amount shall be prorated for partial months);

                           (iii) engage in any of the following: (A) increase in
any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate,
(B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement, (C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit itself to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

                           (iv) engage in any of the following: (A) enter into,
extend, renew or terminate any Material Contract, or make any change in any of its Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of CompuSven in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a Material Adverse Effect;

                           (v) engage in any of the following: (A) sell,
transfer, lease or otherwise dispose of any of its assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any of its Assets, (iii) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (iv) enter into any joint venture, partnership or other similar arrangement, (v) make any investment in or purchase any securities of any Person, (vi) incur any indebtedness, issue or sell any new debt securities, enter into any new credit facility or make any capital expenditures, or (vii) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

                           (vi) make any change in any method of accounting or
accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in CompuSven's method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

                           (vii) settle or compromise any material Tax
liability, make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice;

         5.2      ACCESS TO INFORMATION.

                  At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article VIII, and in each case subject to Section 5.3 below, Seller shall provide to the Company and the Company's authorized representatives reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to CompuSven (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the Company in conducting its due diligence investigation of CompuSven, provided that, when granted such access, the Company shall not interfere unreasonably with the operation of the business conducted by CompuSven.

         5.3      CONFIDENTIALITY; NO SOLICITATION.

                  (a) Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Stock Purchase in strict confidence, shall not use such information except for the sole purpose of evaluating the Stock Purchase and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Stock Purchase (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Article VIII, each party shall immediately return to the other party all such information, all copies thereof and all information prepared by the receiving party based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subsection (a). Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

                  (b) Except as otherwise contemplated in this Agreement, neither Seller nor CompuSven shall, directly or indirectly, solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to the sale or exchange of the Shares or all or a substantial part of the Assets. Seller shall promptly notify the Company if any such proposal or offer, or any inquiry or contact with any Person or entity with respect thereto, is made.

         5.4      BEST EFFORTS; CONSENTS.

                  Subject to the terms and conditions herein provided, each of the Company and Seller agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Stock Purchase and to cooperate with the others in connection with the foregoing, including using its reasonable efforts to (i) obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the Stock Purchase, (ii) make all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iii) lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the Stock Purchase,
(iv) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) fulfill all conditions to this Agreement. Each of the Company and Seller shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Stock Purchase.

         5.5      FURTHER ASSURANCES.

                  Subject to Section 5.4, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Stock Purchase, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) to the extent consistent with the obligations of the parties set forth in Section 5.4, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

         5.6      PUBLIC ANNOUNCEMENTS.

                  The Company, CompuSven and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Stock Purchase or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to the Company, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.


         5.7      NOTIFICATION OF CERTAIN MATTERS.

                  Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.


         5.8      FINANCIAL STATEMENTS.

                  Prior to Closing, Seller shall deliver to the Company the Financial Statements prepared in compliance with GAAP, consistently applied. The Financial Statements and records of CompuSven shall be of such quality that an audit of the Financial Statements can be completed within sixty (60) days after the Closing in accordance with applicable SEC rules and regulations, including Regulation S-B promulgated under the Securities Act.

         5.9      PROHIBITION ON TRADING IN COMPANY SECURITIES.

                  Seller acknowledges that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any Person who has received material non-public information relating to the Company from purchasing or selling securities of the Company, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of the Company. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, neither Seller nor CompuSven shall purchase or sell any securities of the Company, or communicate such information to any other Person.

         5.10     TAX MATTERS.

                  (a) The following provisions shall govern the allocation of responsibility as between the Company and Seller for certain Tax matters following the Closing Date:

                           (i) At the option of the Company, the Seller and
CompuSven shall join with the Company in making a timely and effective election under Section 338(h)(10) of the Internal Revenue Code of 1986 (and any corresponding election under state and local law) with respect to the purchase and sale of the capital stock of CompuSven hereunder (collectively, a "Section 338(h)(10) Election"). To facilitate such election, within ninety (90) days after the Closing Date, Company shall deliver to the Seller completed IRS Forms 8023 and 8883 and the required schedules thereto and any similar forms under comparable state or local law (the "Forms") with respect to the Company's purchase of the Shares for the Seller's review and approval. The Seller and Company shall attempt in good faith to resolve any disagreements regarding the content of such Forms prior to the due date for filing. The Seller shall cause such Forms necessary to effect the Section 338(h)(10) Election to be executed and delivered to the Company no later than thirty (30) days prior to the due date of such Forms. The Company shall timely file such Forms and provide the Seller with a copy of the Forms as filed. The Company, CompuSven, and the Seller shall file all Tax Returns and information reports in a manner consistent with the Section 338(h)(10) Election. The Company, CompuSven and the Seller shall cooperate fully with each other and make available to each other such tax data and other information as may be reasonably required by the Company or the Seller in order to prepare and timely file the Forms. The Company shall pay any filing fees required in connection with the Section 338(h)(10) Election.

                           (ii) Subject to the provisions of Section 5(a)(1),
(A) Seller shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all tax returns of CompuSven for all periods ending on or before the Closing Date that are due after the Closing Date; and (B) Seller shall pay on or before the due date of such tax returns the amount of all Taxes shown as due on such tax returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on CompuSven's books and records as of the Closing Date. Such tax returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by the Company. To the extent reasonably requested by Seller or required by law, the Company shall participate in the filing of any tax returns filed pursuant to this paragraph.

                           (iii) If there are tax returns that will be required
to be filed for any period that begins before the Closing Date and ends after the Closing Date, the Company shall prepare or cause to be prepared and file or cause to be filed any tax returns for such Tax periods. Seller shall pay to the Company within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on CompuSven's books and records as of the Closing Date. For purposes of this Section 5.10, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall: (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of CompuSven.

                  (b) In the event of a contest with a Tax authority over Taxes for which CompuSven is liable pursuant to this Agreement, Seller will be entitled to control, at its expense, the proceedings with respect to such Taxes. Notwithstanding the preceding sentence, the Company will in any event be entitled to control the proceedings that relate to a consolidated or combined return filed by the Company and its subsidiaries, as the case may be. Seller will provide, or cause to be provided, to the Company copies of all correspondence received from the Tax authority in connection with such proceedings promptly after receipt thereof. Seller shall not enter into any agreement or compromise or settlement of such contest that could affect a period that is the responsibility of the Company without the written consent of the Company (which consent shall not be unreasonably withheld). The Company shall be afforded a reasonable opportunity to participate in the defense thereof at its own expense.

                  (c) The Company and Seller shall (i) cooperate fully, as reasonably requested, in connection with the preparation and filing of tax returns pursuant to this Section 5.10 and any audit, litigation or other proceeding with respect to Taxes; (ii) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to CompuSven for all periods ending prior to or including the Closing Date; and (iii) preserve information, records or documents relating to Tax matters pertinent to CompuSven that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

                  (d) Seller shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and Seller shall, at his own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, the Company will join in the execution of any such tax returns and other documentation.

                  (e) Prior to Closing, CompuSven shall maintain its status as an S Corporation for federal and state income tax purposes.

         5.11     SCHEDULES AND EXHIBITS.

                  Each of the parties hereto shall produce all schedules and exhibits required to be produced by it under this Agreement prior to the execution hereof, except that Schedule 1.2(a) shall be produced by Seller at or prior to Closing. The schedules produced subsequent to the execution of this Agreement shall be given such force and effect as though such schedules were produced on the date of execution hereof.

         5.12     INDEMNIFICATION FOR CREDIT CARD DEBT.

                  Subject to Article VII hereof, from and after the Closing Date, the Company shall indemnify and hold harmless the Seller, his heirs, beneficiaries, executors and administrators from and against any and all demands, claims, actions or causes of action, judgments, assessments, lawsuits, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements suffered by Seller resulting from or arising out of the Credit Card Debt. The Company shall cause CompuSven to make payments on account of the Credit Card Debt in accordance with the respective terms and conditions applicable to such Credit Card Debt.


                                   ARTICLE VI

                CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

         6.1      CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to consummate the Stock Purchase shall be subject to the fulfillment, or written waiver by Seller, at or prior to the Closing, of each of the following conditions:

                  (a) The representations and warranties of the Company set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

                  (b) The Company shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date; and

                  (c) There shall be delivered to CompuSven an officer's certificate of the Company to the effect that the conditions set forth in
Section 6.1(a) and (b) have been satisfied.

         6.2      CONDITIONS TO OBLIGATIONS OF THE COMPANY.

                  The obligations of the Company to consummate the Stock Purchase shall be subject to the fulfillment, or written waiver by the Company, at or prior to the Closing of each of the following conditions:

                  (a) The representations and warranties of Seller set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

                  (b) Seller shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

                  (c) Seller shall have delivered to the Company a certificate of Seller to the effect that the conditions set forth in Section 6.2(a) and (b) hereof have been satisfied;

                  (d) Seller shall have delivered to the Company an investment representation letter executed by Email Technologies, Inc. substantially in the form attached hereto as Exhibit 6.2(d);

                  (e) Seller shall have delivered to the Company a general release executed by Seller in favor of CompuSven substantially in the form attached hereto as Exhibit 6.2(e);

                  (f) Seller shall have delivered to the Company a release and termination agreement executed by CompuSven and Email Technologies substantially in the form attached hereto as Exhibit 6.2(f) pursuant to which that certain agreement, dated December 17, 1997, by an between CompuSven and Email Technologies shall have been terminated in full, which release and termination agreement shall include a full release of CompuSven from any and all obligations under such agreement;

                  (g) Seller shall have delivered to the Company an Assignment relating to the Intellectual Property substantially in the form attached hereto as Exhibit 6.2(g);

                  (h) Seller shall have delivered to the Company a waiver executed by Gryphon Object Consulting, Inc. ("Gryphon") substantially in the form attached hereto as Exhibit 6.2(h) pursuant to which Gryphon shall waive compliance by CompuSven with the provisions of Section 16 of that certain Contractor's Agreement, dated October 6, 2002, by and between CompuSven and Gryphon;

                  (i) All Intellectual Property not owned or licensed by CompuSven shall have been assigned or otherwise transferred in full to CompuSven; and

                  (j) The Company shall have completed a due diligence review of the business, operations, financial condition and prospects of CompuSven and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion.

         6.3      OTHER CONDITIONS TO OBLIGATIONS OF THE COMPANY AND COMPUSVEN.

                  The obligations of the Company and Seller to consummate the Stock Purchase shall be subject to the fulfillment, or written waiver by each of the Company and Seller, at or prior to the Closing, of each of the following conditions:

                  (a) The Company shall have entered into an employment agreement with Seller substantially in the form attached hereto as Exhibit 6.3(a).

                  (b) All director, shareholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Stock Purchase shall have been secured; and

                  (c) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the Stock Purchase.


                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1      INDEMNIFICATION BY SELLER.

                  From and after the Closing Date, Seller shall indemnify and hold harmless the Company and its officers and directors (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made my Seller at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by Seller, and (iii) any misrepresentation made by Seller, in each case as made herein or in the schedules or exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by Seller pursuant hereto or in connection with the Stock Purchase or the transactions contemplated thereby.

         7.2      INDEMNIFICATION PROCEDURES FOR THIRD-PARTY CLAIM.

                  (a) Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Company shall give written notice ("Notice of Claim") of such claim or demand to Seller, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 7.2(b) hereof, no failure or delay by the Company in the performance of the foregoing shall reduce or otherwise affect the obligation of Seller to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected Seller's ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

                  (b) If the claim or demand set forth in the Notice of Claim given by the Company pursuant to Section 7.2(a) hereof is a claim or demand asserted by a third party, Seller shall have fifteen (15) days after the date on which Notice of Claim is given to notify the Company in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If Seller elects to defend such third party claim or demand, the Company shall make available to Seller and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Seller in the defense of, such third party claim or demand, and so long as Seller is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If Seller elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to Seller of both Seller and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and Seller will pay the fees and expenses of such counsel. If Seller does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Seller's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Seller under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

                  (c) Seller and the Company and the other Indemnified Party, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

                  (d) Except for third party claims being defended in good faith, Seller shall satisfy its obligations under this Article VII in respect of a valid claim for indemnification hereunder which is not contested by Seller in good faith in cash within thirty (30) days after the date on which Notice of Claim is given. In the event that Seller shall have failed to satisfy its obligations under this Article VII in full within such thirty (30) day period (the difference between the amount owed by Seller under this Article VII and the amount paid by Seller under this Article VII being the "Shortfall"), the Indemnified Party shall have the right to set-off against the Company's obligations to Seller under Section 5.12 hereof, an amount equal to the Shortfall; provided; however, that such right of set-off shall be in addition to, and not in lieu of, any other rights or remedies which may be available to the Indemnified Party at law or in equity. In the event the Indemnified Party elects to assert the foregoing set-off right, Seller shall execute any and all agreements or documents necessary or desirable to release the Company from its indemnity obligations under Section 5.12 hereof in an amount equal to the Shortfall and to become solely liable for the payment of Credit Card Debt in an amount equal to such Shortfall.

         7.3      INDEMNIFICATION PROCEDURES FOR NON-THIRD PARTY CLAIMS.

                  In the event any Indemnified Party should have an indemnification claim against Seller under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to Seller in writing and in reasonable detail. The failure by any Indemnified Party to so notify Seller shall not relieve Seller from any liability that it may have to such Indemnified Party, except to the extent that Seller has been actually prejudiced by such failure. If Seller does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that Seller disputes such claim: (i) such claim specified by Seller in such notice shall be conclusively deemed a liability of Seller under this
Article VII and Seller shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the full amount of such claim is finally determined; and (ii) in the event Seller shall fail to pay the amount of such liability to the Indemnified Party in accordance with the immediately preceding clause (i) (the difference between the amount owed by Seller under this Article VII and the amount paid by Seller under this Article VII, being the "Shortfall"), the Indemnified Party shall have the right to set-off against its obligations to Seller under Section 5.12 hereof, an amount equal to the Shortfall; provided; however, such right of set-off shall be in addition to, and not in lieu of, any other rights or remedies which may be available to the Indemnified Party at law or in EQUITY. In the event the Indemnified Party elects to assert the foregoing set-off right, Seller shall execute any and all agreements or documents necessary or desirable to release the Company from its indemnity obligations under Section 5.12 hereof in an amount equal to the Shortfall and to become solely liable for payment of Credit Card Debt in an amount equal to such Shortfall. If Seller disputes its liability with respect to such claim in a timely manner, Seller and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to arbitration pursuant to
Section 9.12.

         7.4      LIMITATIONS ON INDEMNIFICATION.

                  No claim for indemnification under this Article VII shall be asserted by, and no liability for such indemnify shall be enforced against, Seller to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VII from Seller, such Indemnified Party shall promptly repay to Seller such amount recovered.

         7.5      EXCLUSIVE REMEDY.

                  The indemnification provisions of this Article VII: (i) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise, and (ii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit). The obligations of Seller set forth in this
Article VII shall be conditioned upon the Closing having occurred.

                                  ARTICLE VIII

                                   TERMINATION

         8.1      TERMINATION.

                  This Agreement may be terminated at any time prior to the
Closing:

                  (a) by mutual consent of the Company and Seller;

                  (b) by the Company if the Closing shall not have occurred on or before July 31, 2004 (the "Outside Date");

                  (c) by the Company or CompuSven if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Stock Purchase and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

                  (d) by the Company or Seller upon written notice to the other party if any of the conditions to the Closing set forth in Section 6.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by the Company or Seller, respectively.

                  (e) by the Company upon written notice to Seller if any of the conditions to the Closing set forth in Section 6.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by the Company; or

                  (f) by Seller upon written notice to the Company if any of the conditions to the Closing set forth in Section 6.1 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Seller.

         8.2      PROCEDURE AND EFFECT OF TERMINATION.

                  In the event of termination of this Agreement pursuant to
Section 8.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Stock Purchase shall be abandoned without any further action by the parties hereto; provided that, if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by the Company or Seller of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. If this Agreement is terminated as provided herein:

                  (a) each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Stock Purchase, whether obtained before or after the execution hereof; and

                  (b) each party agrees that all Confidential Information received by the Company or Seller with respect to the other party, this Agreement or the Stock Purchase shall be kept confidential notwithstanding the termination of this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1      ENTIRE AGREEMENT.

                  This Agreement and the schedules and exhibits hereto contain the entire agreement between the parties and supercede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         9.2      AMENDMENT AND MODIFICATIONS.

                  This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

         9.3      EXTENSIONS AND WAIVERS.

                  At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

         9.4      SUCCESSORS AND ASSIGNS.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.5      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  The representations and warranties contained herein shall survive the Closing and shall thereupon terminate two (2) years from the Closing, except that (i) the representations contained in Sections 3.1, 3.2, 3.4, 3.5, 3.9, 4.1 and 4.2 shall survive indefinitely, (ii) the representations contained in Section 3.11 shall survive until the expiration of the applicable statute of limitations with respect to the matter at issue, and (iii) the representations contained in Section 3.16 shall survive until the third anniversary of the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

         9.6      HEADINGS; DEFINITIONS.

                  The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

         9.7      SEVERABILITY.

                  If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

         9.8      SPECIFIC PERFORMANCE.

                  The parties hereto agree that in the event that Seller fails to consummate the Stock Purchase in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and the Company shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

         9.9      EXPENSES.

                  Whether or not the Stock Purchase is consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Stock Purchase shall be paid by the party incurring such expenses.

         9.10     NOTICES.

                  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

   If to the Company:                  with a copy to:
   -----------------                   --------------

   Stellar Technologies, Inc.          Duane Morris, L.P.
      5633 Strand Boulevard            51 Haddonfield Road
      Suite 318                        Suite 340
      Naples, FL 34110                 Cherry Hill, NJ  08002
      Attention:  President            Attention: Vincent A. Vietti, Esquire
   If to CompuSven or Seller:          with a copy to:
   -------------------------           --------------

      CompuSven, Inc.                  Cheffy, Passidomo, Wilson
      3200 Bailey Lane                 & Johnson, LLP
      Suite 199                        821 Fifth Avenue South, Suite 201
      Naples, FL 34105                 Naples, Florida 34102
      Attention:  Sven James           Attention: Jeff M. Novatt, Esquire

         9.11     GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the Colorado Business Corporation Act shall apply to the internal corporate governance of the Company or the Florida Business Corporation Act shall apply to the internal corporate governance of CompuSven.

         9.12     ARBITRATION.

                  If a dispute arises as to the interpretation of this Agreement, it shall be decided in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in Naples, Florida. The decision of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

         9.13     COUNTERPARTS.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         9.14     CERTAIN DEFINITIONS.

                  As used herein:

                  (a) "Affiliate" shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

                  (b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of Naples, Florida;

                  (c) "Confidential Information" shall mean the existence and contents of this Agreement and the schedules and exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by the Company, on the one hand, or Seller or CompuSven, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other.

                  (d) "Distribution" shall mean a direct or indirect transfer of money or other property or the incurrence of indebtedness by CompuSven to or for the benefit of its shareholder(s), and shall include the declaration or payment of a dividend, a purchase, redemption or other acquisition of shares, a distribution of indebtedness, or otherwise.

                  (e) "Employee Benefit Plan" shall mean all bonus, stock option, stock purchase, incentive compensation, deferred compensation and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); each employment, retention, termination, severance, change of control or compensation agreement; and each other employee benefit plan, fund, program, agreement or arrangement that is, in each case, sponsored, maintained or contributed to or required to be contributed to by CompuSven or any third party, or to which CompuSven or any third party is party, whether written or otherwise, for the benefit of any director, employee or former employee of CompuSven.

                  (f) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (g) "Encumbrances" shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

                  (h) "Environmental Law" shall mean any applicable statute, rule, regulation, law, bylaw, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety;

                  (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended;

                  (j) "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied;

                  (k) "Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

                  (l) "Intellectual Property" shall mean all of the following to the extent used or relied upon directly or indirectly in the conduct of CompuSven's business or operations in the ordinary course consistent with past practice: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) computer software, together with all translations, adaptations, derivations and combinations thereof (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium);

                  (m) "Knowledge" shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

                   (n) "Liens" shall mean liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise;

                  (o) "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of (i) in the case of the Company, the Company and its subsidiaries that is material to the Company taken as a whole, or (ii) in the case of CompuSven, CompuSven and its subsidiaries, if any, that is material to CompuSven and its subsidiaries, if any, taken as a whole;

                  (p) "Material Contract" shall mean any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments, excluding equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed $[______________] individually or $[_________________] in the aggregate;

                  (q) "Person" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

                  (r) "SEC" shall mean the Securities and Exchange Commission;

                  (s) "Securities Act" shall mean the Securities Act of 1933, as amended; and

                  (t) "Taxes" shall mean all taxes (whether U.S. federal, state, local or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   STELLAR TECHNOLOGIES, INC.



                                   By:
                                      -------------------------------
                                         Donald R. Innis



                                  SVEN JAMES



                                   ----------------------------------

                 Pursuant to Item 601(b)(2) of Regulation S-K, all exhibits and schedules have been omitted. The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon request.